                                                                     EXHIBIT 2.3


                            STOCK EXCHANGE AGREEMENT


     STOCK EXCHANGE AGREEMENT made as of the 25th day of July, 2000 by and among Pacific CMA, Inc., a Colorado corporation having its principal place of business at 7331 S. Meadow Court, Boulder, Colorado 80301 ("Pacific"), Buller Services Corporation, a British Virgin Islands International Business Company, as the sole stockholder (the "Stockholder") of AGI Logistics (H.K.) Ltd., a corporation organized under the laws of Hong Kong (the "Company") and the Company.

WITNESSETH:

     WHEREAS, based upon the representations, agreements and warranties herein made by the Company, and subject to the terms and conditions contained in this Agreement, Pacific wishes to acquire the Company as a wholly-owned subsidiary by means of the exchange of 8,000,000 newly-issued shares of Pacific's Common Stock for all of the issued and outstanding capital stock of the Company; and

     WHEREAS, based upon the representations, agreements and warranties herein made by Pacific and subject to the terms and conditions contained in this Agreement, the Stockholder wishes to exchange all of its right, title and interest in and to the capital stock of the Company; and

     WHEREAS, the transactions contemplated by this Agreement are intended to be a tax-free reorganization of the corporate parties under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

                               EXCHANGE OF SHARES

     1.1 EXCHANGE. Pacific and the Stockholder agree that, on the Closing Date (as defined in Article 9), Stockholder will deliver to Pacific certificates representing all of the issued and outstanding shares of capital stock of the Company, being 15,000,000 shares of common stock (the "Company Shares") solely in exchange for an aggregate of 8,000,000 shares of Pacific's Common Stock without par value (the "Pacific Shares").

     1.2 DELIVERY OF SHARES. On the Closing Date, Stockholder will deliver to Pacific the certificates representing all of the outstanding Company
Shares, duly endorsed.

     1.3 FURTHER ASSURANCES. The parties hereto each agree that at any time, or from time


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

to time, as and when requested by any other party, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the requesting party, or its successors or assigns, may reasonably deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Article I, or otherwise to carry out the intent and purposes of any of the transactions contemplated by this Agreement.

ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Stockholder represents and warrants that:

     2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, and has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is duly qualified to do business as a foreign corporation in every state, province or country where the failure to be so qualified could reasonably be expected to have a material adverse effect on the business of the Company. Schedule 2.1 hereto sets forth a complete listing of all of the Company's (i) corporate and divisional officers and (ii) members of its Board of Directors. Copies of the charter documents, bylaws and minutes of each meeting of the Board of Directors of the Company have been delivered to Pacific, and such copies are complete, correct and in full force and effect. The Company is in compliance with, and is not in default under, any material terms of such documents, bylaws or minutes.

     2.2 CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, HK$1.00 par value per share, all of which are issued and outstanding, and no other class of capital stock. All such issued and outstanding shares of the Company's Common Stock have been duly and validly issued, are fully paid and non-assessable, and are free of any preemptive rights. There are no voting trust agreements or other contracts, agreements or arrangements affecting voting or dividend rights or transferability with respect to the Company's capital stock. There are no outstanding warrants, options, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any securities of the Company. The Company's shares of Common Stock are owned by the Stockholder and by no other persons or entities.

     2.3 SUBSIDIARIES AND INVESTMENTS. The Company has no other equity interest or other interest in any corporation, partnership, joint venture or other entity except as set forth on Schedule 2.3 hereto. The Company is not subject to any obligation or requirement to provide funds, or make any investment (in the form of a loan, capital contribution or otherwise) in any


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entity.

     2.4 FINANCIAL STATEMENTS. Attached as Schedule 2.4 hereto are the Company's consolidated balance sheets as of December 31, 1999 (the "December 1999 Balance Sheet"), and its related consolidated statements of income, changes in stockholders' equity, and changes in financial position for the year then ended, audited by Moores Rowland. Such financial statements, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of the Company, and present fairly the consolidated financial condition of the Company and the results of its operations and changes in its financial position as of the dates and for the periods indicated, and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in such financial statements or in the opinion of the Company's certified public accountants which accompanies such financial statements.

     2.5 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (a) fully reflected or reserved against in the December 1999 Balance Sheet or disclosed in the notes thereto or (b) incurred since the date of the December 1999 Balance Sheet, in the ordinary course of business.

     2.6  CONDUCT OF BUSINESS.  Since March 31, 2000, the Company has not:

          (1) issued or reissued any capital stock, bonds, notes, warrants, options or other securities or become subject to any obligation to issue or pledge any such securities;

          (2) incurred any contractual liability or obligation (absolute or contingent), including, without limitation, purchases on a credit, lease or installment basis, other than current liabilities incurred in the ordinary course of business:

          (3) failed to pay or discharge any current liability when it became due and payable;

          (4) sold, transferred or otherwise disposed of, mortgaged, pledged, or subjected to lien or any other encumbrance, any of its assets, whether real or personal (tangible or intangible) property, except inventory items and other similar items of personal property in the ordinary course of business;

          (5) declared or made any dividend payment or any other payment or distribution to its stockholders for any purpose; or redeemed or purchased or otherwise acquired (i) any of its capital stock or (ii) obligations of any Affiliate (as defined in SEC Rule 405) to the Company;

          (6) incurred any additional indebtedness for money borrowed or amended the


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

     terms of, or extended the time for payment of, any existing indebtedness or guaranty, or mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance any of its assets, real or personal, tangible or intangible, or made any loans, advances or guarantees to any person or entity, including, without limitation, salary advances to any employee or officer;

          (7) sold, assigned, transferred or licensed to others any patents, trademarks, trade names, copyrights, franchises, licenses or other intangible assets or its interest in any such asset;

          (8) had any material adverse changes in the assets, properties, operations, personnel, equipment, supply arrangements, financial condition or, to the knowledge of the Stockholder or the Company, the prospects of the Company;

          (9)  compromised any accounts receivable;

          (10) increased by more than 5% the annual compensation, rate of commissions and/or other benefits of any officer or employee or granted any bonuses or made any loans or advances to any officer or employee;

          (11) amended charter documents;

          (12) made any changes in any method of accounting or accounting practice of the Company;

          (13) made, or committed to make, any capital expenditures for additions to property, plant or equipment in excess of $100,000;

          (14) made any claims under any insurance policy for any loss; or

          (15) agreed, orally or in writing, or granted any other person or entity an option, to do any of the things specified in subsections (a) through (n), above.

     2.7 NO LITIGATION. The Company is not engaged in or threatened with or aware of any situation which could subject the Company to any litigation, arbitration, claim, challenge or other legal proceedings or governmental or other investigations relating to the affairs of the Company anywhere in the world, including, without limiting the generality of the foregoing, any such action or proceeding by or before arbitrators, administrative or regulatory agencies.

     2.8 EXISTENCE OF NECESSARY ASSETS. There are no significant assets which the Company uses in its business (as heretofore conducted or as proposed to be conducted) which are not either owned by the Company or the use of which are otherwise authorized under one of the agreements, licenses or leases listed in one of the Schedules delivered pursuant to this

Agreement.

     2.9 CERTAIN EMPLOYEE MATTERS. To its knowledge after diligent inquiry, the Company is in material compliance with all applicable laws, rules and regulations relating to employment practices which could have an adverse effect on its business, assets or condition, financial or otherwise, including without limitation those relating to wages, hours, collective bargaining, age, disability, race and sex discrimination and the payment and withholding of taxes, and the Company does not have any unaccrued liability for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company does not have (i) any employment, consultant or similar contracts with any person currently in force or in which the Company retains any liability, or (ii) any controversies pending, threatened or reasonably anticipated between the Company and any employee, or any labor union or other collective bargaining unit representing any of its employees. No union or other collective bargaining unit has been certified or recognized by the Company as representing any employee.

     2.10 NO CONFLICT WITH OTHER DOCUMENTS. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby or by any of the Exhibits hereto will result in any violation, termination or modification of, be in conflict with, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), the charter documents or bylaws of the Company, or the minutes of any Board of Directors meeting of the Company, or any terms of any contract or instrument to which the Company is a party, or any judgment, decree or order applicable to the Company or any of its property, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company.

     2.11 AUTHORIZATION, POWER. The Stockholder has the full right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes and, upon delivery and payment of the consideration set forth in Article I will constitute the valid and legally binding obligation of the Stockholder, enforceable in accordance with its terms. The Stockholder warrants to Pacific that it is domiciled in the British Virgin Islands.

     2.12 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority is necessary in connection with the execution and delivery by the Stockholder or the Company of this Agreement or the consummation of the transactions contemplated hereby.

     2.13 CORPORATE RECORDS. The books of account and other financial records of the Company are true, correct and complete, were prepared in accordance with generally accepted accounting principles applied on a consistent basis, in accordance with applicable contractual requirements and government regulations regarding accounting methods and practices, and accurately reflect the operations of the Company and the value of its properties. All other significant corporate records of the Company, including without limitation, the corporate minute book and those relating to employees of the Company are true, correct and complete in all material respects.

     2.14 POWERS OF ATTORNEY. No person holds any tax or other power of attorney from the Company with respect to any matter.

     2.15 INFORMATION. The Company has provided and shall provide Pacific and its respective officers, accountants, counsel and other representatives full access, during working hours on business days, to the properties, books, contracts, commitments, records and accounts of every kind relating to the Company, and has furnished them with such financial and operating data, documents and other information with respect to the business, operations, personnel, licenses, contracts and properties of the Company as may be required herein or as Pacific or its representatives have requested or shall from time to time request. No investigations made by Pacific and its representatives shall affect the representations, warranties and/or agreements made by the Company herein, and each such representation, warranty and/or agreement shall survive any such investigation.

     2.16 TAXES. The Company has timely filed in accordance with applicable law all tax returns and tax reports required to be filed by it under any applicable law on or before the Closing with respect to all fiscal periods ended before the Closing. Such returns and reports are true, correct and complete in all material respects. The Company has timely paid all income, profits, franchise, sales, use occupation, property, excise, withholding and all other taxes, fees and governmental charges (including interest and penalties, if any) with respect to present and prior periods to the extent they have become due, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves to fully cover such liability have been provided on the December 1999 Balance Sheet. There are no tax liens upon any properties or assets of the Company. All deficiencies and assessments resulting from examination of state, local and foreign tax returns and reports of the Company have been paid, except such as are being contested in good faith by appropriate proceedings. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal, provincial, state, local or foreign tax return or report for any period. The Company is not a party to any tax-sharing or tax allocation agreement.

     2.17 TITLE TO PROPERTIES; CONDITION. The Company, as of the date hereof has good, valid and marketable title to all of its properties and assets, real and personal (tangible and intangible), free and clear of any liens, claims, charges, pledges, security interests, options to purchase, encumbrances or equitable interests of any nature whatsoever. All of the improvements on land owned by the Company are in overall good condition and repair for buildings and improvements of their type and age and, to the best knowledge of the Stockholder, comply with all applicable ordinances and regulations including without limitation, building, zoning and other laws. All of the items of tangible personal property of the Company are, as of the date hereof, in overall good operating condition for items of equipment of their type and age. Each of the leases pursuant to which the Company leases real or personal property is in good standing, valid and effective and enforceable by the Company in accordance with its terms, and there is not, under any of such leases, any known existing default, waiver, indulgence or postponement of any of the Company's obligations thereunder.

     2.18 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of the Company, has engaged or is engaged in any course of conduct, or is a party to any agreements or involved in any transactions, which has or would give rise to a violation of any statute or regulation regarding improper payments to government officials (foreign or domestic) or others.

     2.19 INSURANCE. In the reasonable opinion of management, the Company is insured by insurers of recognized responsibility under valid, outstanding, and enforceable policies with respect to its property and the conduct of its business in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses in the localities where such properties and businesses are located.

     2.20 NO PENDING TRANSACTIONS. Except for the transactions contemplated by this Agreement, neither the Company nor any officer or director of the Company is a party to or bound by or the subject of any agreement, undertaking or commitment (i) which provides for the Company to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person, or (ii) which provides for the Company to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person, or (iii) for the sale of any of the capital stock of the Company by any officer or director.

     2.21 DISCLOSURE. No representation or warranty made by the Stockholder in this Agreement and no statement contained in any certificate, schedule, list or other document whether heretofore furnished to Pacific or hereafter required to be furnished to Pacific, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. There are no material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise) or financial condition of the Company which have not been disclosed to Pacific prior to the date hereof or in or pursuant to this Agreement, which facts are or should be known with reasonable diligence by the Company and would be adverse to the Company. Any information disclosed on any Schedule hereto shall be deemed to have been disclosed to Pacific even if such information is called for to be disclosed on any other Schedule hereto, and need not be duplicated.

     2.22 BROKERS. Except as disclosed in the Consulting Agreement between the Company and PCMA, Inc., Nevada corporation, dated June 1, 2000, no broker or finder, or other party or agent performing similar functions, has been retained by the Company or the Shareholders or is entitled to be paid based upon any agreements, arrangements, or understandings make by the Company on account of the transactions contemplated hereby.

     2.23 THE STOCKHOLDER. The Stockholder owns the issued and outstanding shares of the Company's capital stock, free and clear of all agreements, charges, options, liens, security interests, pledges, claims, restrictions and encumbrances of any nature whatsoever. There are no rights outstanding to purchase of any kind affecting any shares of the capital stock of the Company, whether or not outstanding. The Stockholder warrants and acknowledges that in connection with its receipt of Pacific Shares upon Closing of the exchange, it understands that such stock has not been registered with the Securities and Exchange Commission, and that it may not be resold for at least one year, and then only pursuant to the restrictions of, and in compliance with, Rule 144 under the Securities Act of 1933, if available. The Stockholder is acquiring the Pacific Shares for investment purposes only, and he has no present intention to sell or otherwise dispose of any of such shares.

ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF PACIFIC

     Pacific represents and warrants to the Stockholder and the Company as follows:

     3.1 ORGANIZATION AND STANDING. Pacific is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power to conduct its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Pacific has conducted no business since its organization other than the completion of its initial public offering.

     3.2 CAPITALIZATION. The authorized capital stock of Pacific consists of 100,000,000 shares of Common Stock without par value and 10,000,000 shares of Preferred Stock without par value. Immediately prior to Closing, there will be issued and outstanding 12,000,000 shares of Common Stock and no shares of Preferred Stock. All of such outstanding shares of Pacific Common Stock are validly issued, fully paid and non-assessable and are free of any preemptive rights. There are no outstanding options, warrants, rights, privileges or other arrangements, preemptive or contractual, to acquire any shares of capital stock of Pacific from Pacific.

     3.3 STOCKHOLDERS' LIST. The Shareholder list dated April 24, 2000, which is attached hereto as Exhibit E, was prepared by Corporate Stock Transfer, Inc., the Transfer Agent of the Company, and is a true and correct copy of the current list of shareholders of the Company as of the date of execution of this Agreement.

     3.4 AUTHORITY; NO VIOLATION. The execution, delivery, and performance of this Agreement by Pacific, and the consummation by it of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of Pacific, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which Pacific is a party or by which Pacific is bound.

     3.5 SUBSIDIARIES AND INVESTMENTS. Pacific has no equity interest or other interest in any corporation, partnership,joint venture or other entity.

     3.6 FINANCIAL STATEMENTS. Pacific has provided the Stockholder with a copy of its Form 10K-SB for the period ended December 31, 1999 and with a copy of its Form 10Q-SB for the period ended March 31, 2000, both of which have been filed with the Securities and Exchange Commission. The financial statements contained therein, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of Pacific, and present fairly the financial condition of Pacific and the results of its operations and changes in its financial position as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements. There has not been and there will not be any material change to the March 31, 2000 balance sheet contained in the Form 10Q-SB up to and including the Closing.

     3.7 NO UNDISCLOSED LIABILITIES. Pacific has no liabilities or obligations (whether or as contemplated by this agreement, absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (a) fully reflected or reserved against in the December 31, 1999 balance sheet or disclosed in the notes thereto or (b) incurred since the date of the March 31, 2000 balance sheet. Further, Pacific does not know and does not have any reasonable ground to know of any basis for the assertion against itself of any liability or obligation of any nature or in any amount not fully reflected or reserved against in the March 31, 2000, balance sheet or Schedule
3.7 attached hereto.

     3.8 TAXES. Pacific has timely filed in accordance with applicable law all tax returns and tax reports required to be filed by it under any applicable law on or before the Closing with respect to all fiscal periods ended before the Closing. Such returns and reports are true, correct, and complete in all material respects. Pacific has timely paid all income, profits, franchise, sales, use, occupation, property, excise, withholding and all other taxes, fees and governmental charges (including interest and penalties, if any) with respect to present and prior periods to the extent they have become due, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves to fully cover such liability have been provided on the March 31, 2000 balance sheet. There are no tax liens upon any properties or assets of Pacific. All deficiencies and assessments resulting from examination of state, local and foreign tax returns and reports of Pacific have been paid, except such as are being contested in good faith by appropriate proceedings. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign tax return or report for any period. Pacific is not a party to any tax-sharing or tax allocation agreement.

     3.9 ABSENCE OF CERTAIN CHANGES. Pacific has not since March 31, 2000, and as of the Closing will not have:

          (a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

          (b) Incurred any additional obligations or liabilities
(whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

          (c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in Pacific's March 31, 2000 balance sheet or liabilities incurred since March 31, 2000 and listed on Schedule 3.9 hereto;

          (d) Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

          (e) Made any material change in any method of accounting or accounting practice.

     3.10 LITIGATION. There are no actions, proceedings, or investigations pending or, to the knowledge of Pacific threatened against Pacific, and Pacific does not know or have any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of Pacific that may materially and adversely affect such business, assets or prospects.

     3.11 DISCLOSURE. Pacific has disclosed to the Stockholder all facts material to the assets, prospects, and business of Pacific. No representation or warranty by Pacific contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Stockholder pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of Pacific with proper information as to Pacific and its affairs.

     3.12 SEC FILINGS. Pacific filed a registration statement on Form
10-SB under the Securities Exchange Act of 1934 on October 14, 1999, which, in accordance with Section 12(g) under such Act became effective on or about December 14,1999. On or about December 21, 1999, Pacific filed an amended registration statement on Form 10-SB/A in response to a comment letter from the Securities and Exchange Commission dated November 30, 1999. The filing on Form 10-SB/A fully responded to all SEC comments, and following such filing, the SEC verbally advised Pacific that it had no further comments. Thereafter, Pacific has filed all periodic reports required to be filed with the Securities and Exchange Commission on a timely basis and as of the date hereof, is current in its filing obligations.

     3.13 FULL DISCLOSURE. Pacific has provided the Stockholder and the Company with full disclosure of all material information known to them regarding Pacific and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to the Stockholder by Pacific contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

     3.14 BROKERS. Except as disclosed in the Consulting Agreement between AGI Logistics (H.K.), Ltd., a Hong Kong corporation ("AGI"), and PCMA, Inc., dated as of June 1, 2000, no broker or finder, or other party or agent performing similar functions, has been retained by Pacific or is entitled to be paid based upon any agreements, arrangements, or understandings made by Pacific in connection with the transactions contemplated by this Agreement, and no brokerage fee or other commission has been agreed to be paid by Pacific on account of the transactions contemplated hereby.

ARTICLE 4

                          COVENANTS OF THE STOCKHOLDER

     The Stockholder covenants with Pacific that, except as otherwise consented to in writing by Pacific after the date of this Agreement:

     4.1 CONDUCT OF BUSINESS. On or prior to the Closing Date, with respect to the Company (a) its business will be conducted only in the ordinary course in the manner carried on prior to the date of execution of this Agreement; (b) it will use its best efforts to preserve its business organization intact, to keep available the services of its officers and employees and to preserve the goodwill of suppliers, clients, customers and others doing business with it, nor shall it dispose of any material asset except in the ordinary course of business; (c) it will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business or any corporation, partnership, association or other business organization or division thereof; (d) it will not make any change in its charter documents or Bylaws; (e) it will not make any change in the number of shares or in the terms of its authorized, issued or outstanding capital stock, nor shall it enter into or grant any options, calls, contracts or commitment of any character relating to any issued or unused capital stock; (f) it will not declare or pay any dividend or other distribution in respect of its capital stock; (g) it will not do any act or omit to do any act, which will cause a breach of any material contract, commitment or obligation to which the Company is a party or by which any of its properties or assets may be bound; and (h) it will maintain all authorizations and make all filings and registrations which are necessary in order to enable it to conduct its business, to remain in compliance with all applicable laws, regulations and ordinances relating to its business and will take all steps necessary to obtain all further authorizations as may be required in the conduct of its future business as currently contemplated.

     4.2 INFORMATION. The Company will provide to Pacific, and to its respective officers, accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing Date, to all the properties, books contracts, commitments, records and accounts of the Company. The Company will furnish to Pacific during such period all such information concerning the Company and its business and properties as Pacific may reasonably request. If required by Pacific, the Company will, to the extent that it has the power to do so, cause to be made available to Pacific and Pacific's accountants the work papers and other information in respect of the Company utilized by the Company's accountants in the preparation of the Company's financial statements.

     4.3 CONSENTS. The Company will take all necessary corporate or other action and will use its best efforts to complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement, including, without limitation, the obtaining of any requisite consents or approvals required or which may be required of third parties pursuant to the agreements, leases and contracts disclosed to Pacific pursuant to Section 2.17 or any others requiring the same, and will promptly notify Pacific in writing of any information relating to the status of the possible denial of such requested consents or approvals.

     4.4 NOTICE OF LITIGATION. The Company will provide written notice to Pacific of any litigation, judicial or administrative proceeding or governmental investigation which arises, or to the knowledge of the Company, is overtly threatened, after the date of this Agreement and prior to the Closing Date, against or specifically relating to the Company or its properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to the Company with respect to such litigation, proceeding or investigation.

     4.5 CORPORATE TRANSACTIONS. On or prior to the Closing Date neither the Company nor any Affiliate will seek to sell the Company or merge the Company with any entity other than Pacific, and neither the Company nor any Affiliate will negotiate or entertain any offer with respect to the sale of part or all of the capital stock or the Company or any material portion of the Company's assets, nor will the Company authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by the Company to solicit or encourage (including by way of furnishing information) the making of any proposals that are reasonably expected to lead to the acquisition of part or all of the Company's capital stock or other than Pacific. The Company promptly will advise Pacific orally, followed by written confirmation, of any such proposals.

     4.6 CAUSE CONDITIONS TO BE SATISFIED. The Company will use best efforts to cause all of the conditions described in Article 7 of this Agreement to be satisfied.

     4.7 COMPLIANCE WITH LAWS. The Company will duly comply with all applicable laws as may be required for the valid and effective performance of this Agreement.

     4.8 NOTICE OF BREACH. The Company, in the event of, and promptly after, the impending or threatened occurrence of any action (whether by the Company or otherwise) or event of which the Company has knowledge, the taking or occurrence of which will constitute or result in a breach, or would, if it had occurred prior to the date hereof, have caused or constituted a breach, of any of its representations, warranties, covenants or agreements set forth herein, will promptly give written notice thereof to Pacific. The Company will use its best efforts to prevent or promptly remedy its breach.

     4.9 ANNOUNCEMENTS. Any public announcement of the proposed transaction shall be only in a form and content which has been approved by Pacific and the Company in writing, and shall be made only after a Form 8-K has been filed with the SEC disclosing the transaction.

     4.10 NO CHANGE IN OWNERSHIP. The Stockholder will continue to be the only stockholder of the Company through and including the Closing Date.

ARTICLE 5

                              COVENANTS OF PACIFIC

     Pacific covenants with the Company and the Stockholder that, except as otherwise consented to in writing by the Company after the date of this
Agreement:

     5.1 CONDUCT OF BUSINESS. On or prior to the Closing Date, Pacific shall not make any alteration of its business as it has been heretofore conducted except as contemplated by this Agreement.

     5.2 INFORMATION. Pacific will provide to the Company such information concerning Pacific and its business and properties as the Company may reasonably request.

     5.3 CONSENTS. Pacific will take all necessary corporate or other action and will complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement, including, without limitation, the obtaining of any requisite consents or approvals required or which may be required of third parties pursuant to any agreements, leases and contracts requiring the same, and will promptly notify the Company in writing of any information relating to the status of the possible denial of such requested consents or approvals.

     5.4 NOTICE OF LITIGATION. Pacific will provide written notice to the Company of any material litigation, judicial or administrative proceeding or governmental investigation which arises, or to the knowledge of Pacific, is threatened or in prospect, after the date of this Agreement and prior to the Closing Date, against or specifically relating to Pacific, its properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to Pacific with respect to such litigation, proceeding or investigation.

     5.5 CAUSE CONDITIONS TO BE SATISFIED. Pacific will use best efforts to cause all of the conditions described in Article 8 of this Agreement to be satisfied.

     5.6 COMPLIANCE WITH LAWS. Pacific will duly comply with all applicable laws as may be required for the valid and effective performance of this Agreement.

     5.7 NOTICE OF BREACH. Pacific, in the event of, and promptly after, the impending or threatened occurrence of any action (whether by Pacific or otherwise) or event of which Pacific has knowledge, the taking or occurrence of which will constitute or result in a breach, or would, if it had occurred prior to the date hereof, have caused or constituted a breach, of any of its representations, warranties, covenants or agreements set forth herein, will promptly give detailed written notice thereof to the Company. Pacific will use its best efforts to prevent or promptly remedy its breach.

     5.8 ANNOUNCEMENTS. Any public announcement of the proposed transaction shall be only in a form and content which has been approved by Pacific and the Company.

ARTICLE 6

                              ADDITIONAL AGREEMENTS

     6.1  REGISTRATION UNDER 1934 ACT; COMPLIANCE WITH REPORTING OBLIGATIONS.
On or about October 14, 1999 Pacific filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934, which registration statement became effective on or about December 14, 1999. On or about December 21, 1999, Pacific filed an amended registration statement on Form 10-SB/A in response to a comment letter from the Securities and Exchange Commission dated November 30, 1999. The filing on Form 10-SB/A fully responded to all SEC comments, and following such filing, the SEC verbally advised Pacific that it had no further comments. As of the date of execution of this Agreement, Pacific is current in its filing obligations under the 1934 Act. Prior to completion of the transactions contemplated hereby, Pacific will file a Notice pursuant to Rule 14f-1 to advise its shareholders of the contemplated change in its directors. Following completion of the transactions contemplated hereby, Pacific shall timely file a report on Form 8-K with respect to the completion of such transactions.

     6.2 QUOTATION ON OTC BULLETIN BOARD. As soon as reasonably possible following completion of the transactions contemplated hereby and the filing of Pacific's Quarterly Report on Form 10-QSB for the quarter ended
September 30, 2000, Pacific shall cooperate with at least one registered broker dealer to cause such broker-dealer to file a Form 2-11 Information Statement with the NASD Regulation, Inc., for the purpose of requesting clearance to publish quotations for purchase and sale of Pacific's Common Stock on the OTC Bulletin Board. Pacific shall cooperate with such broker and take such steps as may be necessary or appropriate in order to obtain clearance from NASD Regulation, Inc., for such broker to publish quotations for Pacific's Common Stock on the OTC Bulletin Board, including assisting such broker in responding in a timely manner to any open comments from NASD Regulation, Inc., regarding the Form 2-11 filing.

     6.3 CERTAIN BUSINESS LIMITATIONS. Until the first anniversary of this Agreement, Pacific shall not issue any additional securities in a manner which would have the effect of causing disproportionate dilution to the persons who are the shareholders of Pacific immediately prior to the Closing. Any issuance of additional securities of Pacific for the purpose of acquiring securities or assets from one of the officers, directors or affiliates of the Stockholder or the Company, or from an entity which is directly or indirectly controlled by one of the officers, directors or affiliates of the Stockholder or the Company shall be deemed to have the effect of causing disproportionate dilution to the current shareholders; PROVIDED, HOWEVER, that such prohibition shall not apply to the acquisition (whether of securities or assets) of one or more enterprises in the same or related industries as the Company (in respect of which enterprise an officer, director, or affiliate of the Stockholder or the Company, or an entity directly or indirectly controlled by such a person, shall be a recipient of consideration paid by the Stockholder or the Company therefor), so long as such consideration shall have been approved by the then-current directors of the Company in the exercise of their business judgment, cognizant of their fiduciary responsibilities to all of Pacific's shareholders. Until the first anniversary of this Agreement, no reverse stock split or other form of reorganization shall be authorized or completed, which would have the effect of causing any of the issued and outstanding shares of Pacific (as of the Closing Date) to be reduced to a smaller number.

ARTICLE 7

                    CONDITIONS TO THE OBLIGATIONS OF PACIFIC

     Unless waived by Pacific in writing in its sole discretion, all obligations of Pacific under this Agreement are subject to the fulfillment, prior to or at the Closing of each of the following conditions:

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Stockholder contained in Article II of this Agreement shall be true at and as of the date of the Closing, and shall be deemed made again at and as of such date and be true as so made again, the Stockholder shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. In addition, there shall have been no material adverse change respecting the Company since the "as of" date of the Schedules attached hereto except as set forth on updated Schedules delivered by the Company at Closing; and Pacific shall have received from an executive officer of the Stockholder a certificate in such reasonable detail as Pacific may reasonably request, and dated the date of the Closing, to the foregoing effect.

     7.2 CORPORATE AUTHORITY. All corporate and other proceedings, including director and stockholder approval, required to be taken by, or on the part of the Stockholder to authorize it to execute, deliver and carry out this Agreement shall have been duly and properly taken.

     7.3 APPROVALS OF GOVERNMENTAL AUTHORITIES. All governmental approvals necessary in the opinion of Pacific's counsel to consummate the transactions contemplated by this Agreement shall have been received.

     7.4 FILINGS, PERMITS OR ORDERS. All filings, permits or orders required to carry out the transactions contemplated by this Agreement, shall have been made or received and there shall have been imposed no term or condition in respect thereof materially adverse to Pacific.

     7.5 CONSENTS: CONTRACTS. All requisite consents of any third parties, the absence of any of which consents would materially and adversely impact Pacific or the Company or the transactions contemplated by this Agreement, shall have been obtained. All contracts and agreements of the Company including, without limitation, all contracts and agreements listed on the Schedules attached hereto, shall be in full force and effect and shall not be affected by the consummation of the transactions contemplated hereby.

     7.6 OFFICERS CERTIFICATE. Pacific shall have received at Closing a certificate signed by an appropriate officer of the Stockholder, dated the date of Closing, in form and substance satisfactory to Pacific and its counsel, to the effect that: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and is duly qualified or registered to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) the Stockholder has all requisite power and authority to enter into and perform this Agreement; (c) this Agreement has been duly authorized, executed and delivered by the Stockholder, and is a valid and binding obligation of the Stockholder; (d) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not as of the Closing Date (i) violate any judicial or administrative order, judgment or decree entered against the Stockholder, (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws the Stockholder, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material mortgage, indenture, loan agreement, other debt instrument or any other material instrument or agreement to which the Company is a party or to which any of their respective assets is subject which could adversely affect the business of the Company; (e) no approval of any public domestic regulatory body is required for the valid execution and delivery of this Agreement and the performance by the Company of its obligations hereunder, other than such approvals as have been obtained and which shall be specified by such counsel; and (f)there are no pending legal proceedings to which the Company is a party or of which property of the Company is subject and, insofar as is known to such officer, no such proceeding is threatened which could materially and adversely affect the business of the Company.

     7.7 ADVERSE DEVELOPMENTS. As of Closing, there shall not have been any material adverse changes in the assets, properties, or operations of the Company, and no event shall have occurred which could be reasonably expected to have a materially adverse effect upon the business of the Company.

     7.8 DUE DILIGENCE REVIEW. Pacific shall be satisfied with the results of its due diligence review of the Company including its review of the Company's Schedules hereto, which the parties acknowledge have not been provided as of the date of execution hereof.

     7.9 OTHER EVIDENCE. Pacific shall have received from the Company such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors and the Stockholder of the Company, as Pacific reasonably shall request.

ARTICLE 8

                CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDER

     Unless waived by the Stockholder in writing in its sole discretion, all obligations of the Stockholder under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representation and warranties of Pacific contained in Article III of this Agreement shall be true at and as of the date of the Closing, and shall be deemed made again at and as of such date and be true as so made again; Pacific shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and there shall have been no material adverse change respecting Pacific since the "as of" date of the Schedules attached hereto except as set forth on updated Schedules delivered by Pacific at Closing; and the Company shall have received from Pacific a certificate or certificates in such reasonable detail as the Company may reasonably request, signed by the Chief Executive Officer of Pacific and dated the date of the Closing to the foregoing effect.
1.1

     8.2 CORPORATE AUTHORITY. All corporate and other proceedings, including director and stockholder approval, required to be taken by, or on the part of, Pacific to authorize them to execute, deliver and carry out this Agreement shall have been duly and properly taken.

     8.3 APPROVALS OF GOVERNMENTAL AUTHORITIES. All governmental approvals necessary in the opinion of the Company's counsel to consummate the transactions contemplated by this Agreement shall have been received and shall not contain any provision which, in the reasonable judgment of the Company, is unduly burdensome.

     8.4 FILINGS, PERMITS OR ORDERS. All filings, permits or orders required to carry out the transactions contemplated by this Agreement shall have been made or received and there shall have been imposed no term or condition in respect thereof materially adverse to the Company.

     8.5 RESIGNATION OF DIRECTORS OF PACIFIC. All directors of Pacific shall have resigned effective of the Closing, and shall have appointed the persons designated in writing by the Company to replace them.

     8.6 CONSENTS; CONTRACTS. All requisite consents of any third parties the absence of any of which consents would adversely impact the Company or the transactions contemplated by this Agreement, shall have been obtained. All contracts and agreements of Pacific including, without limitation, all contracts and agreements listed on Pacific's Schedules attached hereto, shall be in full force and effect and shall not be affected by the consummation of the transactions contemplated hereby.

     8.7 OFFICER'S CERTIFICATE AND OPINION OF COUNSEL TO PACIFIC. Pacific shall have delivered to Stockholder a certificate signed by an appropriate officer, dated the date of Closing, in form and substance satisfactory to the Company and its counsel, to the effect that (a) Pacific is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) Pacific has the corporate power to enter into and perform this Agreement; (c) the execution, delivery and performance of this Agreement by Pacific has been duly authorized and approved by all requisite corporate action and this Agreement has been duly executed and delivered by Pacific and constitutes valid and legally binding obligation of Pacific; and (d) to the best knowledge and belief of such officer, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any judicial or administrative order, judgment or decree entered against Pacific, (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Pacific, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material mortgage, indenture, loan agreement, other debt instrument or any other material instrument or agreement known to such counsel to which Pacific is a party or to which any of its assets is subject. In addition, Pacific shall have delivered to the Company and the Stockholder an opinion of counsel, dated the date of Closing, in form and substance satisfactory to the Company and its counsel, to the effect that, the 8,000,000 shares of Pacific Common Stock to be issued to the Stockholder at Closing have been duly authorized, validly issued and are fully paid and non-assessable. In rendering such opinion, counsel may reasonably rely on certificates of officers of Pacific, opinions of other counsel and such other evidence as they may deem necessary or desirable.

ARTICLE 9

                                     CLOSING

     The "Closing" and payment of the consideration under this Agreement shall be held on August 28, 2000, or promptly following satisfaction or waiver of the last Condition to Closing, whichever is later, but in no event later than September 30, 2000. The Closing shall be held at such place as Pacific and the Company may agree.


ARTICLE 10

                                    EXPENSES

     Regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisors). Each party shall be responsible for and shall pay for broker's or finder's fees due and payable to any third party claiming a right to such fees from or through such party in connection with the transactions contemplated hereby.

                                   ARTICLE XI

                                     NOTICES

     All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and (a) if to Pacific, shall be addressed to: Pacific CMA, Inc., c/o Gary S. Joiner, Esq., Frascona, Joiner, Goodman & Greenstein, P.C., 4750 Table Mesa Drive, Boulder, Colorado 80305; and (b) if to the Company, shall be addressed to: AGI Logistics (H.K.) Ltd, c/o Randolf W. Katz, Esq., Bryan Cave LLP, 2020 Main Street, Suite 600, Irvine, California 92614.

     All such notices, requests, demands or communications shall be delivered by a recognized overnight courier service, or personally, or by fax to the numbers specified above and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by written notice to the other.

                                   ARTICLE XII

                        TERMINATION, AMENDMENT AND WAIVER

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (1)  by mutual written consent of Pacific and the Company; or

          (2) by Pacific or the Company, if the Closing shall not have occurred on or prior to September 30, 2000, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing.

     12.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Pacific or the Stockholder as provided above, this Agreement shall forthwith become void and there shall be no further liability on the part of Pacific or the Stockholder or their respective officers or directors (except if such termination arises out of a material breach by the non-terminating party of any of its representations, warranties, covenants or other agreements herein, or based upon obligations set forth in Article XI and Section 12.3 hereof).

     12.3 RETURN OF INFORMATION. Upon termination of this Agreement, each party shall return to the other all written materials furnished by such party to the other, without retaining any copies, except that counsel for each party may retain one copy for evidentiary purposes until the expiration of all applicable statutes of limitation with respect thereto. Prior to Closing, each party agrees not to divulge any information obtained regarding the other (unless ascertainable from public or published information or trade sources) to third parties.

     12.4 AMENDMENT, EXTENSION AND WAIVER. At any time prior to the
Closing, the Stockholder and Pacific may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iv) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XIII

                                ENTIRE AGREEMENT

     This Agreement (including schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

                                   ARTICLE XIV

                                     GENERAL

     The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The shareholders of Pacific shall be third-party beneficiaries hereof. This Agreement may not be assigned by any party hereto without the consent of all other parties hereto. This Agreement may not be assigned by any party hereto without the consent of all other parties hereto. This Agreement shall be construed in accordance with and governed by, the laws of the State of California. In the event of a dispute or controversy under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees. Jurisdiction and venue for any disputes hereunder shall be in any federal or state court having jurisdiction and located in the State of California.

     IN WITNESS WHEREOF, Pacific and the Stockholder have caused this Agreement to be duly executed as of the date first above written.

PACIFIC CMA, INC.



By:  /s/ Grant Peck
     -----------------------------
     Grant Peck, President

BULLER SERVICES CORPORATION



By:  /s/ Alfred Lam King Ko
     -----------------------------
     Lam King Ko, Alfred, President